Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Warrior Met Coal, Inc. 2026 Equity Incentive Plan of our reports dated February 12, 2026, with respect to the financial statements of Warrior Met Coal, Inc. and the effectiveness of internal control over financial reporting of Warrior Met Coal, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

April 20, 2026